EXHIBIT 99.1

Company Contact:
John F. DeBernardis, Ph.D., President and CEO
(847) 573-8000

Agency Contact: Ira Weingarten/Steve Chizzik
Equity Communications
(805) 897-1880

Media Contact: Deanne Eagle
(917) 837-5866 or Jeff Siegel, Monarch
Communications (516) 569-4271

Applied NeuroSolutions Appoints Inamed Executive Robert S. Vaters to its Board of Directors

Senior Business Executive Provides Operational, Financial and Business Development Experience

Vernon Hills, IL October 20, 2005 - Applied NeuroSolutions, Inc. (OTC BB:APNS, www.appliedneurosolutions.com) today announced the appointment of Robert S. Vaters to its Board of Directors.

Currently Executive VP, Strategy and Corporate Development of Inamed Corporation (NASDAQ: IMDC), Mr. Vaters has a broad range of senior executive accomplishments with top-flight companies in industries that range from health care to internet infrastructure to advertising to telecommunications.

“As we prepare to bring our first generation of diagnostic products to market, in an area where the underlying science and technology is exploding with new discoveries, we wanted board-level advisors that bring to the table very specific, hands on, operating and business development experiences.” stated Dr. John DeBernardis, APNS President and CEO. I feel fortunate that Robert Vaters has accepted our invitation, and expect he will be an active and important board member and advisor.”

David Ellison, APNS CFO added, “Robert Vaters has a proven track record of enhancing shareholder value. We look forward to adding his expertise to our board.”

Commenting on his appointment, Robert Vaters noted, “APNS has products in development and technology positioned right at the heart of one of the most significant and active life science segments in the market today. I am very excited about working with Dr. DeBernardis and his team to help the company take maximum advantage of this breakthrough opportunity in Alzheimer’s diagnostics.”

Applied NeuroSolutions, Inc. is developing products to diagnose and treat Alzheimer's disease based on a novel hypothesis of AD pathology. In partnership with Dr. Peter Davies and a scientific team at Albert Einstein College of Medicine, Applied NeuroSolutions has developed a cerebrospinal fluid (CSF) test to detect Alzheimer's disease at a very early stage with 85%-95% accuracy in more than 3,000 patient samples. There are approximately 2 million new patients annually worldwide who are candidates for an AD CSF diagnostic test, according to Datamonitor. The company is also developing a blood serum-based screening test, as well as a new class of therapeutics to treat AD. Alzheimer's disease currently afflicts over 4 million Americans, and the market for AD therapy is expected to grow to 21 million patients by 2010 in the seven major pharmaceutical markets (USA, France, Germany, Italy, Spain, U.K. and Japan) according to BioPortfolio, Ltd.

There are currently no FDA-approved diagnostic tests to detect Alzheimer's disease.

This press release contains forward-looking statements. Applied NeuroSolutions wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, the risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, potential competitive offerings, and access to capital. For further information, please visit the company's website at www.appliedneurosolutions.com, and review the company's filings with the Securities and Exchange Commission.

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